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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ibis Technology Corporation

We consent to incorporation by reference in the Registration Statement (No. 333-82497) on Form S-3 of Ibis Technology Corporation of our report dated February 12, 1999, relating to the balance sheets of Ibis Technology Corporation as of December 31, 1998, and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Ibis Technology Corporation and to the reference to our firm under the heading "Experts".



                                                      /S/ KPMG LLP


Boston, Massachusetts
July 23, 1999